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Exhibit 8






The Board of Directors of
United Investors Life Insurance Company
and the Contract Owners of the United
Investors Life Variable Account



We consent to the use of our report dated February 2, 1998 except for Note 1 which is as of March 3, 1998, relating to the balance sheets of United InvestorsLife Insurance Company as of December 31, 1997 and 1996 and the related statements of operations, shareholder's equity, and cash flow for each of the years in the three-year period ended December 31, 1997, and also to the use of our report dated April 9, 1998, relating to the balance sheet of United Investors Life Variable Account as of December 31, 1997, and the related statements of operations and changes in net assets for each of the years in the three-year period ended December 31, 1997, as contained in Post-Effective Amendment No. 12 to Form S-6 for United Investors Life Variable Account. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



                                  KPMG PEAT MARWICK LLP



Birmingham, Alabama
April 29, 1998